Exhibit 99.1

Anthera Pharmaceuticals Appoints Dr. Philip Sager to Board of Directors

HAYWARD, CA, June 13th, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ:ANTH), a biopharmaceutical company focused on developing and commercializing products to treat autoimmune diseases, today announced the appointment of Dr. Philip Sager, MD, FACC, FAHA, FHRS, to its Board of Directors.

Dr. Sager is a Fellow of the American College of Cardiology, a Fellow of the American Heart Association and a Fellow of the Heart Rhythm Society.  Dr. Sager has served as a Consulting Professor of Medicine at the Stanford University School of Medicine since 2013, a Full Voting Member of the United States Food and Drug Administration Cardiovascular and Renal Drugs Advisory Committee since 2011, a private pharmaceutical, device and diagnostics consultant since 2010 and Member of the Scientific Programs Committee, the Scientific Oversight Committee, and the Executive Committee of the Cardiac Safety Research Consortium since 2006, serving as Chair of the Scientific Programs Committee and Scientific Oversight Committee at various times.    From 2009 through 2010 Dr. Sager was Vice President, Clinical Research and Head, CV/Metabolic Development for Gilead Sciences, a biotechnology company.  Dr. Sager holds an M.D. from Yale University School of Medicine and B.S. degrees in chemistry and biology from the Massachusetts Institute of Technology

“We are pleased to welcome Dr. Sager to our board of directors. Philip’s extensive global regulatory expertise and industry experience in drug development will offer us a great perspective as we continue to navigate the evolving FDA regulatory landscape,” said Dr. Chris Henney, Chairman of Anthera Pharmaceuticals. "We look forward to taking advantage of his insight and strategic guidance as we further advance Anthera's late-stage clinical trials."

"Anthera is entering an exciting time as it accelerates its clinical studies in lupus and IgA nephropathy," said Dr. Sager. "I look forward to working with the Anthera Board and experienced senior management team as they execute the clinical and regulatory activities necessary to further advance the blisibimod development program."

Effective at Anthera’s Annual General Meeting held on June 10, 2014 Dr. Bogdan Dziurzynski has retired from Anthera’s Board of Directors.   Dr. Dziurzynski joined the Anthera Board of Directors in 2012.

“Bogdan’s guidance in navigating a multitude of challenges has been invaluable over the past two years,” said Dr. Chris Henney.  “The management team and Board of Directors are grateful for his guidance and wish him all the best.”

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders including lupus, lupus with glomerulonephritis and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

SOURCE: Anthera Pharmaceuticals, Inc.